                                                                  EXHIBIT (c)(3)


Core Industries Inc                        David R. Zimmer
500 North Woodward                         President and Chief Executive Officer
P.O. Box 2000
Bloomfield Hills, Michigan 48303-2000
(810) 901-1580  Fax (810) 642-6816


[Core Industries Logo]


                                June 20, 1997


United Dominion Industries Limited
2300 One First Union Center
301 South College Street
Charlotte, North Carolina 28202-6039
Attention:  William R. Holland,
            Chairman and Chief Executive Officer

Gentlemen:

     This letter confirms certain understandings between United Dominion Industries Limited ("UDI") and Core Industries Inc ("Core") regarding the proposed merger of Core into an indirect wholly-owned subsidiary of UDI.

     1. Attached to this letter, as Exhibit A, is an Agreement and Plan of Merger, with Disclosure Schedule and Annexes (the "Merger Agreement"), which has been negotiated by representatives of UDI and Core.

     2. UDI has completed its due diligence investigation with respect to Core and its assets, properties, claims, liabilities and business, and UDI is satisfied with the results of such investigation.

     3. Core has scheduled a meeting of its Board of Directors for not later than Tuesday, June 24, 1997, to consider approval of the Merger Agreement. Management of Core will recommend that its Board approve the Merger Agreement. UDI has scheduled a meeting of its Board of Directors for Wednesday, June 25, 1997, to consider approval of the Merger Agreement. Management of UDI will recommend that its Board approve the Merger Agreement.

     4.     In the event that:

                 (i) the Board of Directors of Core does not approve the Merger
            Agreement on or before June 25, 1997, or

                 (ii) an authorized officer of Core does not execute such
            Agreement on behalf of Core and deliver such Agreement to UDI on or before June 25, 1997, or

                 (iii) Core rescinds its agreement to the Merger Agreement
            prior to the execution of the Merger Agreement by UDI,

[Core Industries Logo]


            then Core shall pay promptly to UDI, as liquidated damages, a fee of $10,000,000 (the "Fee"), plus all Expenses (as defined in Section 8.03(c) of the Merger Agreement) up to a maximum of $3,000,000; provided, however, that this Agreement shall terminate without liability accruing to either party if: (a) the Board of Directors of UDI shall not have approved the Merger Agreement by 11:59 p.m. Eastern Daylight Savings Time on June 25, 1997; or
            (b) an authorized officer of UDI shall not have executed such Agreement on behalf of UDI and delivered such Agreement to Core by 11:59 p.m. Eastern Daylight Savings Time on such date. In the event either of such conditions precedent is not satisfied, Core shall have no obligation whatsoever to pay the Fee or Expenses.

     5. For purposes of this letter agreement, the term "delivery" of the Merger Agreement shall include transmission of an executed signature page by telefacsimile, which the parties agree shall evidence a party's intent to be bound by the Merger Agreement.

     Please sign below to indicate UDI's agreement to the foregoing.


                               Very truly yours,

                               CORE INDUSTRIES INC


                               By:  /s/ David R. Zimmer
                                    -------------------------------------------
                                    Its:  President and Chief Executive Officer
                                          -------------------------------------

Accepted and agreed to:

UNITED DOMINION INDUSTRIES LIMITED


By:  /s/ Richard A. Bearse
     -------------------------------
     Its: Senior Vice President


By:  /s/ Richard L. Magee
     -------------------------------
     Its: Vice President
          --------------------------


Date: June 20, 1997